UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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135 North Church Street
Spartanburg, South Carolina  29306

April 12, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Advance America, Cash Advance Centers, Inc., which will be held at the Company’s corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, on Thursday, May 24, 2007, at 9:00 a.m. eastern time.

Your Board of Directors and Management look forward to personally greeting those stockholders able to attend.

At the meeting, in addition to electing eight directors, your Board of Directors is asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. These proposals are fully set forth in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote “FOR” both proposals.

It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, we ask that you mark, sign, date, and mail the enclosed Proxy in the envelope provided, at your earliest convenience.

Thank you.

Sincerely,

George D. Johnson, Jr.
Chairman of the Board

135 North Church Street, Spartanburg, South Carolina 29306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2007

You are cordially invited to attend the annual meeting of the stockholders of Advance America, Cash Advance Centers, Inc., which will be held at the Company’s corporate headquarters at 135 North Church Street, Spartanburg, South Carolina, 29306, on Thursday, May 24, 2007, at 9:00 a.m. eastern time, for the following purposes:

1.                To elect directors.

2.                To ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as your Company’s independent auditors for 2007.

3.                To transact any other business that may be presented at the meeting.

Only stockholders of record at the close of business on March 30, 2007, are entitled to vote at the meeting. A list of those stockholders will be available during normal business hours for a period of 10 days prior to the meeting. Any stockholder may examine the list, for any purpose relevant to the meeting, at our offices at 135 North Church Street, Spartanburg, South Carolina, 29306.

A proxy statement and a proxy card solicited by our Board of Directors are enclosed with this notice. It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you will attend the meeting in person, we urge you to mark, date, and sign the enclosed proxy card and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

Leigh Anna Hollis
Secretary

Spartanburg, South Carolina

April 12, 2007

YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED
PROXY AND RETURN IT PROMPTLY. THE PROXY IS
REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 24, 2007

We sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of Advance America, Cash Advance Centers, Inc. at our upcoming Annual Meeting of Stockholders and at any postponement or adjournment of that meeting. The meeting is to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina, 29306, at 9:00 a.m., eastern time, on May 24, 2007. If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you return your proxy but do not provide any direction, your proxy will be voted in favor of electing as Directors the nominees named in this Proxy Statement and to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for 2007. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You have the power to revoke your proxy at any time before it is voted, either in person at the meeting, by written notice to the Secretary of Advance America, Cash Advance Centers, Inc. or by delivery of a later-dated proxy.

Our principal executive offices are located at 135 North Church Street, Spartanburg, South Carolina 29306 (telephone 864/342-5600). This Proxy Statement is dated April 12, 2007, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “Advance America,” “Company,” “we,” “our,” “ours,” and “us” refer to Advance America, Cash Advance Centers, Inc. and its subsidiaries.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on March 30, 2007, are entitled to vote at our Annual Meeting of Stockholders. The only outstanding voting stock of the Company is our common stock, par value $.01 per share (the “Common Stock”), of which 79,542,968 shares were outstanding as of the close of business on March 30, 2007. Each share of Common Stock is entitled to one vote.

The eight nominees who receive the highest number of affirmative votes will be elected as Directors. For this purpose, only the affirmative votes from the holders of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting will be counted. In general, stockholder approval of any other matter requires the affirmative vote of the holders of a majority of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, except as a result of our majority voting policy for the election of directors, have no effect other than to reduce the number of affirmative votes needed to approve a proposal. An automated system administered by our transfer agent will be used to tabulate the votes.

Our Board of Directors recently adopted a majority voting policy pursuant to which any nominee in an uncontested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” that election is required to offer his or her resignation within 30 days following certification of the final stockholder vote. The Nominating and Corporate Governance Committee would then promptly consider the offer of resignation and recommend to our full Board of Directors whether to accept it. For more information about this policy, see “Corporate Governance—Policy Regarding Majority Election of Directors.”

1.                 ELECTION OF OUR BOARD OF DIRECTORS

Eight Directors are to be elected at the meeting. We have designated the persons named below as nominees for election as Directors. If elected, they will serve for a term expiring at the annual meeting of stockholders in 2008. All of the nominees are serving as Directors as of the date of this Proxy Statement.

Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these eight nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of Directors to be elected.

Biographical information concerning our eight nominees is presented below.

George D. Johnson, Jr., age 64, is one of our co-founders and has served as a Director since our inception in 1997. Mr. Johnson has served as the Chairman of our Board of Directors since July 2004. He also has served as chairman of the board of Johnson Development Associates, Inc., a real estate management, leasing, and development company since it was founded in 1986. Mr. Johnson is also the managing member of American Storage, LLC. Mr. Johnson has over 30 years of experience developing and managing various businesses. Mr. Johnson served as a founder and as Chief Executive Officer and a director of Extended Stay America, Inc. from January 1995 through May 2004. Mr. Johnson is the former President of the Consumer Products Division of Blockbuster Entertainment Group, a division of Viacom Inc. In this position he was responsible for all U.S. video and music locations. He was formerly the managing general partner of WJB Video, the largest Blockbuster franchisee that developed over 200 video locations prior to a merger with Blockbuster in 1993. He formerly served as a director of Viacom Inc., AutoNation, Inc., Blockbuster Entertainment Corporation, Boca Resorts, Inc., Duke Energy Corporation, and Norfolk Southern Corporation and as Chairman of the board of Home Choice Holdings, Inc. Mr. Johnson practiced law in Spartanburg, South Carolina from 1967 until 1986 and served three terms in the South Carolina House of Representatives.

William M. Webster IV, age 49, co-founded our Company with Mr. Johnson and currently serves as Vice Chairman of our Board of Directors. Mr. Webster served as our Chief Executive Officer from our inception through August 2005, and served as Chairman of our Board of Directors from January 2000 until July 2004, when Mr. Johnson was elected to serve as our Chairman. From May 1996 to May 1997, Mr. Webster served as Executive Vice President of Education Management Corporation and was responsible for corporate development, human resources, management information systems, legal affairs, and government relations. From October 1994 to October 1995, Mr. Webster served as Assistant to the President of the United States and Director of Scheduling and Advance. Mr. Webster served as Chief of Staff to U.S. Department of Education Secretary Richard W. Riley from January 1993 to October 1994. From November 1992 to January 1993, Mr. Webster was Chief of Staff to Richard W. Riley as part of the Presidential Transition team. From 1983 to 1992, Mr. Webster served as President of Carabo, Inc., which owned and operated 27 Bojangles Chicken and Biscuit restaurants in South Carolina. Mr. Webster currently serves as a director of LKQ Corporation.

Stephen K. Benjamin, age 37, has served as a Director since July 2004. Mr. Benjamin has been employed by the law firm of McAngus, Goudelock and Courie, LLC, in Columbia, South Carolina, since January 2007. Mr. Benjamin was the founder and a principal of Benjamin Law Firm, L.L.C., a business law firm located in Columbia, South Carolina, from 2001 to January 2007. He has been engaged in the practice of law since November 1994. From January 1999 to September 2001, Mr. Benjamin served as the director of the South Carolina Department of Probation, Parole, and Pardon Services.

Robert H. Chapman, III, age 55, has served as a Director since July 2004. Since December 2003, Mr. Chapman has served as the Chairman of the board of directors and Chief Executive Officer of Inman Mills, a textile manufacturer. Prior to becoming its Chief Executive Officer, Mr. Chapman served as the President and Treasurer of Inman Mills from January 1991 to December 2003. Since November 2003, Mr. Chapman has served as the Chief Executive Officer of Bumper2Bumper Media, Inc., an advertising and marketing company. Mr. Chapman also serves as a director of Bumper2Bumper Media, Inc. Mr. Chapman currently serves as a director of Tuscarora Yarns, Inc. and on the South Carolina Advisory Board of Liberty Mutual Insurance Company. He formerly served as a director of Fabtech Industries.

Kenneth E. Compton, age 54, has served as our President and Chief Executive Officer since August 2005 and as one of our Directors since December 2005. From February 1992 to February 2005, Mr. Compton was President of the Global Automotive Group for Milliken & Company, an international textile and chemical manufacturer headquartered in Spartanburg, South Carolina. From June 1974 to February 1992, Mr. Compton served Milliken & Company in various management positions.

Thomas E. Hannah, age 68, has served as a Director since July 2004. Since September 1999, Mr. Hannah has served as the President and Chief Executive Officer of USLC, Southport Sourcing, a manufacturer of garments in Central America. Mr. Hannah currently serves on the board of directors of Carolina Dye Works.

Donovan A. Langford, III, age 56, has served as a Director since December 2005. Mr. Langford is a CPA and has been vice president of WMX, Inc., a management consulting firm, since 1994. From 1990 to 1993, Mr. Langford was the chief financial officer and vice president of finance, administration, and distribution of the textbook publisher, ScottForesman. He also was controller of The Field Corporation from 1986 to 1990, and worked for Arthur Andersen & Co. from 1973 to 1986. Mr. Langford serves as a director of two special purpose entities of Harley-Davidson Financial Services, Inc., and as director of Fones4All and InterOcean Financial Group. He also is president of the board of directors of USRowing, the national governing body for the sport of rowing.

W. Olin Nisbet, age 42, has served as a Director since July 2004. Mr. Nisbet is a founding partner of Lions Gate Capital, LLC, an investment management company, and has served as a Portfolio Manager since the firm’s inception in 2004. From 2002 to 2004, Mr. Nisbet served as an Analyst for Porter, Felleman, Inc., an investment management company. From 1992 to 2001, Mr. Nisbet was employed by Morgan Stanley’s Investment Banking Department, most recently as an Executive Director. Mr. Nisbet currently serves on the board of directors of Starlite Media, LLC.

We recommend that you vote “FOR” the election
of each of the nominees for Director.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, implementing and meeting legal standards, and assuring compliance with these responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Sarbanes-Oxley Act of 2002 establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. In addition, we adhere to the New York Stock Exchange (“NYSE”) corporate governance and listing requirements. Our Board of Directors has initiated actions and established measures consistent with these responsibilities and standards. For example:

•       We have adopted a set of Corporate Governance Guidelines, including specifications for Director qualification, responsibility, selection, evaluation, and retirement age, board committees and composition, and selection and evaluation of our chief executive officer.

•       We have adopted a Code of Ethics for our Chief Executive Officer, President and Senior Financial Officers, violations of which are to be reported to our Chief Compliance Officer or any member of our Audit Committee.

•       We operate under an omnibus Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to addressing conflicts of interest.

•       We comply with and operate in a manner consistent with legislation prohibiting extensions of credit in the form of a personal loan to or for our directors and executive officers.

You can access all of our current committee charters, Corporate Governance Guidelines, and Code of Business Conduct and Ethics under the “Corporate Governance” section of the “Investor Relations” tab of our website at www.advanceamericacash.com.

Independent Directors

Our Board annually reviews the relationships that each Director has with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us, and other than in his or her capacity as a Director). Prior to each annual review, all Directors provide the Nominating and Corporate Governance Committee information regarding their relationships with us. Following each annual review, only those Directors who the Board affirmatively determines have no material relationship with us and who meet the standard of independence prescribed under the listing standards of the NYSE or under applicable law are deemed to be Independent Directors. In the event that a Director becomes aware of any change in circumstances that may result in that Director no longer being considered independent, he or she is obligated to promptly inform the chairperson of the Nominating and Corporate Governance Committee.

•       The Board of Directors has determined that Messrs. Benjamin, Chapman, Hannah, Langford, and Nisbet, constituting a majority of our Directors, are “independent” under the applicable rules of the NYSE and have no material relationship with us. In 2006, the Board also determined that Ms. Claire L. Arnold, who served on our Board of Directors until the May 2006 annual meeting of stockholders, also was “independent” under these rules and had no material relationship with us.

•       Our non-management Directors hold formal “executive session” meetings, which are separate from management, on a regularly scheduled basis and at least twice per year. The chairperson of the Nominating and Corporate Governance Committee (the “Lead Non-Management Director”) presides at these executive sessions. In the absence of the Lead Non-Management Director, another non-management Director designated by the non-management Directors presides at these executive sessions.

Meeting and Committees of the Board of Directors

Our Board has established three separately designated standing committees. They are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The functions and membership of each Committee are described below. During 2006, the Board of Directors held nine meetings. Except for two meetings of our Board of Directors at which Mr. Webster was absent, all of our Directors attended each meeting during 2006. The Board acted by unanimous written consent two times. During 2006, the Audit Committee held 11 meetings, the Compensation Committee met eight times and acted by unanimous written consent twice, and the Nominating and Corporate Governance Committee met six times. In 2006, no Director participated in less than 75% of the aggregate of all meetings of the Board and all meetings of committees of the Board on which that Director served. Pursuant to our Corporate Governance Guidelines, it is expected that each director will attend the Company’s annual meeting of stockholders and that a director who is unable to attend will notify the Chairman of the Board. In 2006, all of the Directors attended the Company’s annual meeting of stockholders. Ms. Claire L. Arnold served as a member of our Board during 2006 until our stockholder’s meeting in May.

Audit Committee

Our Board has established an Audit Committee to assist the Board in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function, and our risk assessment and risk management. The duties of the Audit Committee include:

•       appointing, evaluating, and determining the compensation of our independent auditors;

•       reviewing and approving the scope of our annual audit, the audit fee, and our financial statements;

•       reviewing our disclosure controls and procedures, our internal control over financial reporting, our internal audit function, and our corporate policies with respect to financial information;

•       reviewing other risks that may have a significant impact on our financial statements;

•       preparing the Audit Committee report for inclusion in our annual proxy statement;

•       establishing procedures for the receipt, retention, and treatment of complaints regarding our accounting and auditing matters; and

•       evaluating annually the Audit Committee charter and the committee’s performance.

The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties. PricewaterhouseCoopers LLP, our independent auditor, reports directly to the Audit Committee. Our internal audit group reports periodically throughout the year directly to the Audit Committee.

The Audit Committee currently consists of Messrs. Langford, Chapman, and Nisbet, with Mr. Langford serving as Chairman. All of the Audit Committee members satisfy the independence and financial literacy requirement of the NYSE. Our Board has determined that Mr. Langford satisfies the requirements for accounting or related financial management expertise under the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and NYSE. Mr. Thomas E. Hannah served as a member of our Audit Committee during 2006 until our stockholder’s meeting in May. Mr. Hannah satisfied the independence and financial literacy requirement of the NYSE during his tenure on the Audit Committee.

Our Board of Directors has adopted an Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.advanceamericacash.com. The Audit Committee also has adopted Procedures Established by the Audit Committee for Receipt, Retention, and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.

Compensation Committee

Our Compensation Committee discharges our Board’s responsibilities relating to compensation of our Chief Executive Officer and other executive officers, produces an annual report for inclusion in our annual proxy statement, and provides general oversight of compensation structure, including our equity compensation plans and benefit programs. Specific duties and responsibilities of the Compensation Committee include:

•       reviewing and approving objectives relevant to executive officer compensation;

•       evaluating performance and determining the compensation of our Chief Executive Officer and other executive officers in accordance with those objectives;

•       approving and amending our equity compensation plans (subject to stockholder approval, if required); and

•       evaluating annually the Compensation Committee’s charter and the committee’s performance.

The Compensation Committee currently consists of Mr. Chapman, as Chairman, Mr. Hannah, and Mr. Nisbet. Ms. Arnold served as a member of the Compensation Committee during 2006 until our stockholder’s meeting in May. All members of the Compensation Committee meet the appropriate tests for independence. The Compensation Committee operates under a formal charter that governs its duties and standards of performance, a copy of which is available on our website at www.advanceamericacash.com.

Compensation Committee Interlocks and Insider Participation

None of the current or former members of the Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our Board or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•       identifying and recommending to our Board individuals qualified to serve as our directors and as members of committees of the Board, including persons suggested by our stockholders or others;

•       developing and annually reviewing our corporate governance principles;

•       advising our Board with respect to the structure and membership of other Board committees;

•       annually reviewing Director compensation;

•       overseeing the annual self-evaluations of our Board and its committees; and

•       evaluating annually the Nominating and Corporate Governance Committee charter and the committee’s performance.

The Nominating and Corporate Governance Committee currently consists of Mr. Hannah, as Chairman, and Messrs. Benjamin and Langford. Ms. Arnold served as a member of the Nominating and Corporate Governance Committee during 2006 until our stockholder’s meeting in May. All members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence. The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and standards of performance, a copy of which is available on our website at www.advanceamericacash.com.

Selection of New Directors

Our Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Our Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending to the Board candidates for Board membership. With respect to incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews those Directors’ overall service to the Company during their term, including their level of participation, quality of performance, and any transactions by those Directors with the Company during their term. With respect to new Director candidates, the Nominating and Corporate Governance Committee first determines whether the nominee meets our standard of independence and then determines whether the candidate meets our criteria for Board membership, given the composition and needs of the Board at that time. The Committee uses its network of contacts to obtain the names of potential candidates, and may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee also considers candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth below under the heading “Board Membership Criteria,” based on whether the candidate was recommended by a stockholder or was identified by some other means.

To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:  (1) the name of the stockholder and evidence of the person’s ownership of Company stock; and (2) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company, and the candidate’s consent to be named as a Director if selected by the Nominating and Corporate Governance Committee and nominated by the Board. The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 135 North Church Street, Spartanburg, South Carolina 29306.

The Nominating and Corporate Governance Committee will accept recommendations of Director candidates throughout the year; however, in order for a recommended candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Corporate Secretary of the Company not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

Board Membership Criteria

At a minimum, a nominee for Director must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for Director are selected on the basis of, among other appropriate factors, experience, knowledge, skills, expertise, diversity of backgrounds, character, business judgment, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness and ability to devote adequate time and effort to Board responsibilities. The Nominating and Corporate Governance Committee is responsible for assessing the appropriate balance of criteria required of Board members.

Policy Regarding Majority Election of Directors

Our Board of Directors has adopted a policy that provides that in an uncontested election of directors (that is, an election in which the only nominees are those recommended by our Board), any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” that election (a “Withheld Director”) should tender his or her resignation within 30 days following certification of the final stockholder vote.

The Nominating and Corporate Governance Committee, excluding any Withheld Director, would promptly consider that resignation and recommend to our Board whether it should be accepted. In making its recommendation to our Board, the Nominating and Corporate Governance Committee may consider possible remedies in addition to accepting the resignation, including alternatives for curing the underlying cause of the “withheld” votes, if known. In reaching its decision, the Nominating and Corporate Governance Committee may consider any factors it considers relevant, including, without limitation, (i) any stated reasons why stockholders “withheld” votes for election of the Withheld Director; (ii) the length of service and qualifications of the Withheld Director; (iii) the Withheld Director’s past and expected future contributions to the Company; (iv) the overall Board composition; (v) whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including New York Stock Exchange listing requirements and federal securities laws; and (vi) whether the resignation of the Withheld Director could trigger any change of control or similar provisions under any contract by which we are bound or under any of our benefit plans, and the potential impact of that event.

Our Board, excluding any Withheld Director, would act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the final stockholder vote. Our Board would consider the factors considered by the Nominating and Corporate Governance Committee and any additional information and factors that our Board believed to be relevant to our and your best interests. To the extent that one or more Withheld Directors’ resignations are accepted by our Board, the Nominating and Corporate Governance Committee will recommend to our Board whether to fill that vacancy or vacancies or reduce the Board size.

Communicating with Directors

Any interested party desiring to communicate with any Director (including the Lead Non-Management Director and the other non-management Directors) regarding the Company may directly contact the Director by submitting communications in writing to the Director or Directors in care of the:  Corporate Secretary, Advance America, Cash Advance Centers, Inc., 135 North Church Street, Spartanburg, SC 29306. All communications received in this manner will be screened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the office of the Corporate Secretary will make sufficient copies of the contents to send a copy of the contents to each Director who is a member of the group or committee to which the communication is addressed.

In accordance with rules promulgated by the SEC, the information included under the captions “Report of the Audit Committee” and “Compensation Committee Report” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board. All members of the Audit Committee meet the independence standards and other criteria established by the New York Stock Exchange.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of Advance America’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company as of and for the year ended December 31, 2006. The independent auditors are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K.

The Audit Committee met privately with PricewaterhouseCoopers LLP, and discussed issues deemed significant by the auditor, including those required by Statements on Auditing Standards No. 61, Communication With Audit Committees and Statement on Auditing Standards No. 90, Communications with Audit Committees, as amended. In addition, the Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence from Advance America and its management. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with Advance America’s Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee:

Donovan A. Langford, III
Robert H. Chapman, III
W. Olin Nisbet

2.                 APPOINTMENT OF OUR INDEPENDENT AUDITORS

Based on the assumption that PricewaterhouseCoopers LLP’s quote for its 2007 audit fees will be commensurate with those it has recently charged, the Audit Committee of our Board has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent auditors for 2007, subject to your ratification. PricewaterhouseCoopers LLP has served as our independent auditors since the formation of our Company and also has provided non-audit services from time to time.

We are not required to submit the appointment of our independent auditors to a vote of our stockholders. However, the Audit Committee has recommended that our Board submit this matter to our stockholders as a matter of good corporate practice. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Audit Fees

Fees and expenses for professional services related to the audits of our consolidated financial statements for 2006 and 2005 were $1,119,584 and $1,346,628, respectively.

Audit-related Fees

Fees and expenses for assurance and related services billed to us for the years ended December 31, 2006 and 2005 were $20,000 and $131,579, respectively. Audit-related fees for 2006 represent the audit of the employee benefit plan. Audit-related fees for 2005 represent Statement on Auditing Standards No. 70, “Reports on the Processing of Transactions by Service Organizations,” system audits.

Tax Fees

Fees and expenses billed to us for tax services during the years ended December 31, 2006 and 2005 were $380,283 and $557,644, respectively.

All Other Fees

Fees and expenses billed to us for all other services, which consisted of a subscription to research services, during the years ended December 31, 2006 and 2005 were $1,575 in each of those years.

All audit and non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of PricewaterhouseCoopers LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

We recommend that you vote “FOR” ratification of the appointment of
PricewaterhouseCoopers LLP as independent auditors for 2007.

OTHER MATTERS

We know of no matters to be brought before the annual meeting other than those described above. If any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 30, 2007, certain information regarding the beneficial ownership of our Common Stock by:

•       each of our Directors;

•       each of our executive officers;

•       all of our Directors and executive officers as a group; and

•       each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock.

There were approximately 129 record holders and we believe there were approximately 6,900 beneficial holders of Common Stock and 79,542,968 shares of Common Stock outstanding on that date.

	Shares Beneficially
	Owned
Name(1)	Number(2)	Percent
Directors and Executive Officers:
Stephen K. Benjamin	3,250	*
Robert H. Chapman, III	23,124	*
Kenneth E. Compton	428,500	*
Thomas E. Hannah	10,000	*
John I. Hill	197,916	*
George D. Johnson, Jr.(3)	10,312,547	13.0%
Donovan A. Langford, III(4)	171,874	*
W. Olin Nisbet(5)	57,000	*
William M. Webster IV	1,796,693	2.3%
All Directors and executive officers as a group (nine persons)	12,995,280	16.3%
5% or More Stockholders:
Dean L. Buntrock(6)	4,673,810	5.9%
AAI/GDJ, III Trust dated 4/21/98(7)	4,633,629	5.8%
AAI/SPJ Trust dated 4/21/98(8)	4,633,629	5.8%
Daniel C. Breeden, Jr.(9)	924,779	1.2%

*                    Represents less than 1% of our outstanding Common Stock

(1)          Unless otherwise indicated, the address of each of our Directors and named executive officers and of each beneficial owner of more than 5% of the outstanding shares of our Common Stock is c/o Advance America, Cash Advance Centers, Inc., 135 North Church Street, Spartanburg, South Carolina 29306.

(2)          Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated, or if that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote or dispose of, or to direct the voting or disposition of that security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. Accordingly, if the person indicated disclaims the beneficial ownership of shares beneficially owned by a relative, those shares are excluded from this table, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by our Directors, our executive officers, and by all Directors and executive officers as a group assume in each case that currently outstanding stock options covering shares of Common Stock that were exercisable within 60 days of March 31, 2007 had been exercised by that person or group as follows:  (i) Mr. Compton—137,500, (ii) Mr. Hill—31,250, and (iii) all directors and executive officers as a group—168,750.

(3)          The shares shown as beneficially owned by Mr. Johnson are held by the George D. Johnson, Jr. Revocable Trust dated July 17, 2001, for which Mr. Johnson is the grantor and beneficiary and serves as trustee, and by Wyoming Associates, a company controlled by Mr. Johnson.

(4)          The shares shown as beneficially owned by Mr. Langford are held in a cash management brokerage account that permits margin loans.

(5)          The shares shown as beneficially owned by Mr. Nisbet include 55,000 shares held by a limited liability company controlled in part by Mr. Nisbet. Mr. Nisbet claims ownership in the 55,000 shares only to the extent of his proportionate ownership of the limited liability company.

(6)          The principal address of Dean L. Buntrock is Suite 2242, Oakbrook Terrace Tower, One Tower Lane, Oakbrook Terrace, Illinois 60181.

(7)          The trustee of the AAI/GDJ, III Trust dated 4/21/98 is Mark VanGeison and the beneficiary of the trust is a child of George D. Johnson, Jr. The address of the trust is c/o Mark VanGeison, Trustee, 961 E. Main Street, Spartanburg, South Carolina 29302. Mr. VanGeison disclaims beneficial ownership of these shares.

(8)          The trustee of the AAI/SPJ Trust dated 4/21/98 is Dan C. Breeden, Jr. and the beneficiary of the trust is a child of George D. Johnson, Jr. The address of the trust is c/o Dan C. Breeden, Jr., Trustee, 961 E. Main Street, Spartanburg, South Carolina 29302. Mr. Breeden disclaims beneficial ownership of these shares.

(9)          The shares shown as beneficially owned by Mr. Breeden include shares owned by DCB Advance Holdings, LLC, a company that Mr. Breeden controls. The shares shown do not include shares reported in the table above as held by the AAI/SPJ Trust dated 4/21/98, nor do they include 2,259,875 shares held by the Susan Phifer Johnson Revocable Trust dated July 17, 2001. Mr. Breeden serves as trustee of each of these trusts and disclaims beneficial ownership of the shares held by each of these trusts. The grantor of the Susan Phifer Johnson Trust is the wife of Mr. Johnson, and the shares held by the trust are not included in the shares shown above as owned by Mr. Johnson. The principal address of Mr. Breeden is 961 E. Main Street, Spartanburg, South Carolina 29302.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction/Corporate Governance

This Compensation Discussion and Analysis (the “CD&A”) addresses the following topics:

•        the members and charter of our Compensation Committee;

•        our executive compensation process;

•        our compensation philosophy, objectives, and policies regarding executive compensation;

•        the components of our executive compensation program; and

•        the decisions made by the Compensation Committee with respect to executive officer compensation for our 2006 fiscal year.

In this CD&A, the terms, “we,” “our,” and “us” refer to Advance America, Cash Advance Centers, Inc. and its subsidiaries, and “the Committee” refers to the Compensation Committee of the Board of Directors.

Duties and Responsibilities of the Compensation Committee

The purpose of the Committee is to oversee our compensation and employee benefit plans and practices, including our executive compensation plans, incentive-compensation, and equity-based plans. The Committee is also responsible for producing a report on executive compensation to the extent required by the U.S. Securities and Exchange Commission (“SEC”) to be included in our proxy statement under the heading “Compensation Committee Report.” Please see page 25 for this report.

Members and Charter of the Committee

Compensation Committee Members

The members of the Committee are Robert H. Chapman, III (Chairman), Mr. Thomas E. Hannah, and Mr. W. Olin Nisbet. Ms. Claire L. Arnold served as a member of the Committee during 2006 until our stockholder’s meeting in May. Ms. Arnold participated in compensation decisions affecting base salary and bonuses for our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during her tenure in 2006. All members of the Committee meet the appropriate tests for independence established by the SEC and the New York Stock Exchange. During her tenure, Ms. Arnold met these same tests.

All of the Committee members possess experience in dealing with compensation matters. Mr. Chapman, as Chairman and Chief Executive Officer of Inman Mills, and Mr. Hannah, as President and Chief Executive Officer of Southport Sourcing, and in other supervisory capacities during their careers, have managed compensation matters in the normal course of business. Mr. Nisbet, as a managing member of Lions Gate Capital, LLC, is familiar with compensation issues concerning various industries in the normal course of his business.

Compensation Committee Charter

The Committee operates under a written charter, which may be found under the “Investor Relations – Corporate Governance” tab of our website at www.advanceamericacash.com. The charter was most recently amended upon approval by the Committee in July 2006. The charter outlines the specific duties and responsibilities of the Committee, which include:

•       Reviewing and approving objectives relevant to executive officer compensation;

•       Evaluating performance and determining the compensation of our CEO and other executive officers in accordance with those objectives;

•       Approving and amending our equity compensation plans (subject to stockholder approval, if required); and

•       Evaluating annually the Committee’s charter and performance.

The charter authorizes the Committee to retain, at our expense, independent counsel or other consultants or advisers as the Committee deems necessary regarding matters, such as investigations and studies, that are within the Committee’s scope of responsibilities. The Committee has the sole authority to retain or terminate any compensation consultant to assist the Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. As described below under “Compensation Consultant Engaged by the Committee—Ernst & Young,” the Committee engaged Ernst & Young to perform compensation consulting services in 2006.

Our Executive Compensation Process

Compensation Consultant Engaged by the Committee – Ernst & Young

In June 2006, the Committee engaged the firm of Ernst & Young (“E&Y”) to perform compensation advisory services for the Committee. Prior to this time, the Committee had not engaged a compensation consultant. Other compensation consulting firms were considered and interviewed for the engagement. Based upon the perceived needs of the Committee and the work to be accomplished, E&Y was selected based upon E&Y’s qualifications, expertise, and favorable impression upon the members of the Committee.

The Committee and E&Y enter into Statements of Work to perform compensation advisory services. E&Y reviewed the competitiveness of our executive officers’ compensation, as compared to a customized peer group of companies, identified by E&Y, that, at the median, are similar to us in size (market capitalization and revenue) and SIC classification code (the “E&Y Peer Group”). The review included an evaluation of base salary, total cash compensation, and total direct compensation of our executive officers compared to the named executive officers at each of the E&Y Peer Group companies. E&Y prepared a report for the Committee regarding compensation comparisons for the E&Y Peer Group.

The members of the E&Y Peer Group, and their revenues and market capitalization as reported by E&Y, were:

	Revenues	Market Capitalization
Company Name and Headquarters Location	(millions)	(millions)
Cash America International, Inc. (Ft. Worth, TX)	$594.3	$1,187.4
Dollar Financial Corp. (Berwyn, PA)	$291.6	$537.8
EZCORP, Inc. (Austin, TX)	$254.2	$556.7
First Cash Financial Services, Inc. (Arlington, TX)	$207.8	$683.2
QC Holdings, Inc. (Overland Park, KS)	$152.9	$287.5
American Home Mortgage Investment Corp. (Melville, NY)	$793.9	$1,653.7
CompuCredit Corporation (Atlanta, GA)	$773.9	$1,682.3
Credit Acceptance Corporation (Southfield, MI)	$201.3	$1,113.3
Nelnet, Inc. (Lincoln, NE)	$949.2	$1,165.5
PHH Corporation (Mt. Laurel, NJ)	$2,973.0	$1,465.5
The First Marblehead Corporation (Boston, MA)	$563.6	$4,301.4

The median market capitalization for the E&Y Peer Group was approximately $1,330 million and the median revenues were approximately $705 million. This compares with our market capitalization (as of the close on March 30, 2007) of approximately $1,224 million and 2006 revenues of approximately $630 million.

E&Y presented the E&Y Peer Group data using the following mechanics and assumptions:

•       base salary data represented the most recently reported figures;

•       annual and long-term incentive data represent three-year average levels in order to smooth any annual anomalies in these variable pay programs; and

•       stock option grants were valued using the Black-Scholes option pricing methodology.

E&Y also reviewed the competitiveness of our executive officers’ compensation, as compared to CEOs and CFOs in the 50th to 75th percentiles at companies with similar revenues in all industries according to U.S. National Data. The review included an evaluation of base salary, bonus compensation, annual equity grants, total cash compensation, and total direct compensation of our executive officers compared to the compiled data. E&Y prepared a report for the Committee regarding the compensation comparisons.

E&Y does not perform other work for us and any further compensation services will be commissioned by the Committee.

Compensation Consultant Engaged by the Company – Towers Perrin

In January 2006, management of the Company retained the firm of Towers Perrin to perform compensation advisory services for us.

Towers Perrin reviewed the competitiveness of our executive officers’ compensation, as compared to CEOs and CFOs in the 50th to 75th percentiles at companies with similar revenues in all industries according to U.S. National Data. The review included an evaluation of base salary, bonus compensation, annual equity grants, total cash compensation, and total direct compensation of our executive officers compared to the compiled data. Towers Perrin prepared a report for the Committee regarding the compensation comparisons.

In addition to providing data, Towers Perrin provides other services to our Company, including reviews, advice, and program design regarding broad-based compensation for non-executive level employees of our Company as well as a compensation plan for our field operators.

Other Comparables

In addition to the E&Y Peer Group, the E&Y national data, and the data from Towers Perrin, the Committee reviewed and considered the compensation paid to executives at the following companies (collectively, the “Other Comparables”):

•       Ace Cash Express;

•       Cash America International;

•       Dollar Financial Corp.;

•       EZ CORP;

•       First Cash Financial Services; and

•       QC Holdings Inc.

The Other Comparables were identified by the Compensation Committee, management, and E&Y and were selected because their businesses were considered to be most closely comparable; however, none of the companies in the Other Comparables group are exactly the same business as us as they provide other products and services that we do not.

The Committee was actively involved in the consideration and selection of the companies comprising the E&Y Peer Group and the Other Comparables. Furthermore, the Committee expects, from time to time, to review the composition of each of these groups as our industry changes and to revise them as necessary in the future.

Each of E&Y and Towers Perrin provided specific competitive data regarding executive officer compensation, but the Committee made the final determination, based in part upon this data, regarding the amount of compensation paid to each of our executive officers in 2006.

The Committee analyzed the companies comprising the Other Comparables, the E&Y national data, and the data from Towers Perrin to arrive at an average of competitive data, and used this information in a broad context of compensation. The Committee used the E&Y Peer Group to narrow the scope of its analysis regarding companies that are similar to us in size (market capitalization and revenue) and SIC classification code.

Role of Executives in Establishing Compensation

Our CEO plays a role in the assessment and recommendation of compensation award decisions for his direct reports, including the assessment and recommendation of compensation for our CFO. He provides information to the Committee regarding compensation matters and, in such instances, helps set the agenda for compensation discussions. He does not play a role in recommendations regarding his own compensation or that of directors for their service on the Board. Our CFO does not play a role in assessments or recommendations regarding compensation awards other than for his direct reports.

Compensation Committee Activity

The Compensation Committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. The regular meetings are established and published in consultation with management. The Committee members review and approve the minutes of each meeting. Any special meetings of the Committee are initiated by the Chairman of the Committee. Generally, the agenda for each meeting includes regular administrative items to be considered by the Committee and any specific topics the Chairman may want to discuss. The Committee works with our CEO and others, such as our Vice President of Human Resources, to assist in setting the agenda. Members of management provide information to the Committee that management believes will be helpful to the Committee in discussing agenda topics. Management also provides to the Committee materials that are specifically requested.

Our CEO is typically invited to attend general sessions of the Compensation Committee, and, depending upon the topic to be discussed, may be invited to attend executive sessions of the Committee. The Committee believes that his insight into our compensation matters is an important factor when discussing and deciding upon compensation matters. Our CEO is not present during Committee discussions concerning his own compensation. Other members of management, E&Y, and Towers Perrin attend meetings and executive sessions upon invitation by the Committee when advice and discussion regarding compensation decisions are before the Committee. Both E&Y and Towers Perrin provide expertise on benchmarking and peer group studies for their respective advisory services, as described above.

The Committee met eight times since the beginning of the last fiscal year and six times in 2007 prior to the filing of this proxy statement. The Committee acted by written consent twice in 2006.

Compensation Philosophy, Objectives, and Policies

Our Compensation Philosophy

The Committee monitors, and reviews at least annually, our compensation philosophy. The Committee, with input from E&Y, Towers Perrin, our CEO, and the Vice President of Human Resources, continually evaluates the compensation planning process, performance of our executive officers as business and industry circumstances evolve during the year, and applicability of our compensation philosophy.

The use of benchmarks, such as the E&Y Peer Group and the Other Comparables, is an important element that the Committee considers when reviewing the types and level of compensation paid to our executive officers. We use benchmarks because of the competitive nature of our industry and the guidance they provide us in attracting, motivating, and retaining highly qualified individuals.

The Committee uses executive compensation data from the companies comprising each of the E&Y Peer Group and the Other Comparables as measures to assist the Committee in evaluating the types and amounts of compensation paid to our CEO and CFO.

Objectives of Compensation Programs

Overview.   Our compensation programs are designed to motivate, attract, reward, and retain management talent to achieve increased center growth and stockholder value in a highly competitive industry. This is at the core of our compensation philosophy. As a result, our compensation programs are designed to encourage the achievement of annual and longer-term goals by providing appropriate incentives to our named officers. Annual goals include opening new centers, achieving budget projections, increasing stockholder value, maintaining compliance objectives, adhering to our Creed, maintaining and upholding our commitment to responsible industry practices (as outlined in our Best Practices) and customer satisfaction, and reaching earnings per share goals. Longer-term goals include maintaining our position as the leader in the payday cash advance services industry, increasing stockholder value, working to achieve responsible legislation for the regulation of the industry, and reviewing and implementing, if appropriate, other products and services to enhance our core payday advance services. Our compensation philosophy is also focused on aligning the financial interests of management and our stockholders.

Base Salary.   We do not believe that it is appropriate to establish compensation levels based exclusively on benchmarking. However, we believe that information regarding pay practices for executive officers of the companies that make up the E&Y Peer Group, the E&Y national data, the data from Towers Perrin, and the Other Comparables is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

When determining the executive officer’s base salary, the Committee looks at several factors including the base salary, total cash compensation (base plus bonus), and total direct compensation (including long-term incentives) of executive officers of similarly sized, comparable companies in the peer groups identified above, the contribution of the executive officer to our development and growth, the assessment of the responsibilities and position of the executive officer within the Company, individual performance, and our overall performance. Performance reviews of our executive officers are conducted to determine if there should be any adjustment to their base salaries. Our CEO conducts a performance review of our CFO. The Committee reviews and evaluates the performance of our CEO and determines and approves his compensation level based on this evaluation.

Stock Options and Stock Awards.   We use stock options and stock awards to:

•        attract and retain qualified and highly talented named executive officers,

•        supplement as a reward for performance the level of cash compensation already awarded,

•        tie the executive officers’ success to our success and ultimately to the value created for our stockholders, and

•        provide longer-term incentives over and above base salary or bonus that maintain market competitiveness.

The Committee reviews data from the E&Y Peer Group, E&Y national data, data from Towers Perrin, and the Other Comparables in determining stock options and stock awards for our executive officers.

Bonuses.   In 2006, the Committee approved a bonus structure for our CEO and CFO. The amount of each bonus is a target percentage of base salary with a maximum bonus equal to 120% of the CEO’s base salary and a maximum bonus equal to 100% of the CFO’s base salary. Two-thirds of the bonus is based upon our overall performance as measured by fully diluted earnings per share for the year. One-third is based upon individual performance, measured by factors that the Committee may deem appropriate such as market data (e.g., number of centers opened) and performance (e.g., effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, successful marketing campaigns). The overall target percentage may be adjusted (increased or decreased) based upon our actual fully diluted earnings per share relative to the target fully diluted earnings per share for 2006 of $0.92 per share. The Committee believes that this structure provides our executive officers with incentives to grow and develop our success, as measured by earnings per share, number of centers opened, compliance successes, and adherence to our Creed.

The Committee also analyzed data from the E&Y Peer Group, the E&Y national data, the data from Towers Perrin, and the Other Comparables in determining bonus amounts payable to our CEO and CFO.

Our Compensation Policies.   We seek to maximize deductibility for tax purposes of all elements of compensation. For example, we issue nonqualified stock options that result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code (“Code”) generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1 million paid to any of our executive officers in any fiscal year. We and the Committee are cognizant of the constraints of 162(m) and other applicable tax provisions of the Code applicable to compensation plans. We may revise compensation plans from time to time to maximize deductibility; however, the Committee may approve compensation that does not qualify for deductibility when it deems it to be in the best interest of the Company.

Elements of Our Compensation Program

When analyzing elements of compensation paid to our executive officers, the Committee reviews the amounts that are paid pursuant to each element. This analysis takes into account each executive’s total compensation including base salary, bonus, equity awards, and any perquisites. The Committee also compares the compensation of our executives to executive officers of companies in the E&Y Peer Group, the E&Y national data, the data from Towers Perrin, and the Other Comparables, as described above, and determines whether our executive officers have met the Committee’s criteria for bonus payments.

Base Salary

Base salary for our named executive officers is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies gleaned from the E&Y Peer Group, the E&Y national data, the data from Towers Perrin, and the Other Comparables data.

Bonus

For our CEO, the potential bonus payment is a target percentage of base salary with a maximum bonus equal to 120% of his base salary. Two-thirds of the bonus is based upon our overall performance as measured by fully diluted earnings per share for the year. One-third is based upon individual performance, measured by factors that the Committee may deem appropriate. For 2006, the Committee considered market data and performance (e.g., number of centers opened, effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, and successful marketing campaigns). The CFO’s bonus payment is a target percentage of base salary with a maximum bonus equal to 100% of his base salary. The CFO’s bonus is based upon the same fractional parameters as our CEO’s bonus calculation and upon the CFO’s individual performance factors. For 2006, these factors included effectiveness in the oversight of financial matters, including accurate and timely financial reporting that is compliant with applicable laws and regulations, involvement in investor relations initiatives, and oversight and advice to the CEO on strategic financial initiatives.

Longer-Term Incentives

The amount of any longer-term incentives awarded to our executive officers is based upon market data concerning similar compensation offered to executive officers of similar qualifications and experience. This market data, reflected in the E&Y Peer Group, the E&Y national data, the information from Towers Perrin, and the Other Comparables, includes long-term incentive award comparisons between our executive officers and the named executive officers at each of the companies comprising those peer groups. The amount awarded also may be based upon our performance.

Other Compensation

On November 16, 2006, the Committee adopted a policy approving the CEO’s personal use of up to 25 flight hours per year in aircraft owned or leased by our Company. However, in 2006, neither our CEO nor our CFO used that aircraft for personal use. In addition, neither our CEO nor our CFO received any other perquisites or personal benefits in 2006.

Elements of Post-Employment Compensation

Currently, we do not have an employment agreement with our CEO or CFO. Furthermore, we do not currently have severance plans or policies applicable to our executive officers. In August of 2005, we granted to our CEO an option to purchase 250,000 shares of our common stock at a price of $13.83 per share. The option vests ratably over the five year anniversaries from the date of the grant. The stock option agreement provides that in the event our CEO is employed by us or one of our subsidiaries when we experience a change in control, all outstanding and unvested options granted under the agreement will become fully vested and exercisable immediately upon consummation of that change in control. “Change in control” means a “change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined for purposes of section 409A of the Internal Revenue Code.

Stock Ownership/Retention Guidelines

Currently, we do not maintain stock ownership guidelines or have a stock retention policy applicable to our executive officers, and we are not considering any such guidelines or policy at this time.

Compensation Decisions for Our 2006 Fiscal Year

The Committee has concluded that each element of compensation and the total compensation paid to our executive officers for our 2006 fiscal year is reasonable, appropriate, and in the best interest of our stockholders. This conclusion is based upon the comparative benchmark data reviewed by the Committee with respect to the companies comprising each of the E&Y Peer Group, the Other Comparables, the E&Y national data, and the data from Towers Perrin as described above, the target earnings per share goal as described in “Elements of Our Compensation Program” above, and the individual performance of our executive officers measured by the number of centers opened, effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, and successful marketing campaigns.

CEO

In 2006, our CEO was paid a base salary of $575,000. His bonus for 2006 was $460,000. He was awarded no equity compensation. Our CEO’s total cash compensation was $1,035,000. This increase was based upon the satisfaction of our target earnings per share goal as described in “Elements of Our Compensation” above, and the individual performance of our CEO measured by the number of centers opened, effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, and realized cost savings in day to day operations.

Our CEO joined us in August of 2005; therefore, some of the elements of his compensation and the decisions affecting these elements in 2006 are a direct consequence of decisions made regarding his compensation when he began his employment with us.

CFO

In 2006, our CFO was paid a base salary of $350,000. His bonus for 2006 was $225,680. In January 2006, the Committee approved and authorized a grant of 100,000 shares of restricted stock to our CFO. Our CFO’s total cash compensation was $575,680. This increase was based upon the target earnings per share goal as described in “Elements of Our Compensation” above, and the individual performance of our CFO measured by the effectiveness in the oversight of financial matters, including accurate and timely financial reporting that is compliant with applicable laws and regulations, involvement in investor relations initiatives, and oversight and advice to the CEO on strategic financial initiatives.

Conclusion

We face a competitive and highly specialized market. The Committee strives to ensure that we are able to attract, motivate, and retain highly skilled individuals who are compensated in a way that is commensurate with other similar executives in comparable companies. To that end, the Committee reviews compensation data from the E&Y Peer Group, the E&Y national data, data from Towers Perrin, and the Other Comparables in order to assess the type and amounts of compensation paid to our named executive officers. Attracting and, importantly, retaining these executives provides us with stability, and that stability benefits our stockholders.

Executive Compensation

SUMMARY COMPENSATION TABLE FOR 2006

The following summary compensation table sets forth information regarding the compensation we paid to our Chief Executive Officer and Chief Financial Officer for all the services they rendered to us during 2006.

						Non-Equity	Change in Pension Value and Nonqualified Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)	($)(5)	($)
Kenneth E. Compton	2006	575,000	460,000	372,813	690,448	—	—	—	2,098,261
Chief Executive Officer
and President
John I. Hill	2006	342,308	225,680	511,455	147,813	—	—	—	1,227,256
Executive Vice President
and Chief Financial
Officer

(1)             Base salary for our named executive officers is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies gleaned from the E&Y Peer Group, the E&Y national data, the data from Towers Perrin, and the Other Comparables data.

(2)             For Mr. Compton, the potential bonus payment is a target percentage of base salary with a maximum bonus equal to 120% of his base salary. Two-thirds of the bonus is based upon our overall performance as measured by fully diluted earnings per share for the year. One-third is based upon individual performance, measured by factors that the Compensation Committee may deem appropriate. For 2006, the Compensation Committee considered market data and performance (e.g., number of centers opened,  effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, and successful marketing campaigns). Mr. Hill’s bonus payment is a target percentage of base salary with a maximum bonus equal to 100% of his base salary. Mr. Hill’s bonus is based upon the same fractional parameters as Mr. Compton’s bonus calculation and upon Mr. Hill’s individual performance factors. For 2006, these factors included effectiveness in the oversight of financial matters, including accurate and timely financial reporting that is compliant with applicable laws and regulations, involvement in investor relations initiatives, and oversight and advice to Mr. Compton on strategic financial initiatives.

(3)             The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R) and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(4)             The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31,2006, in accordance with SFAS No. 123(R) and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(5)             On November 16, 2006, the Compensation Committee adopted a policy approving Mr. Compton’s personal use of up to 25 flight hours per year in aircraft owned or leased by us. However, in 2006, neither Mr. Compton nor Mr. Hill used that aircraft for personal use. Mr. Compton is allowed to have his family members accompany him on corporate aircraft when he is traveling for company business. We have determined that there was no aggregate incremental cost associated with including members of Mr. Compton’s family on business trips in fiscal 2006. In addition, neither our CEO nor our CFO received any other perquisites or personal benefits in 2006.

Based on the fair value of equity awards granted to Mr. Compton and Mr. Hill and the base salary paid to each of them, “Salary” accounted for approximately 27% and 28%, respectively, and “Bonus” accounted for approximately 22% and 18%, respectively, of the total compensation earned by Mr. Compton and Mr. Hill in 2006.

Currently, we do not have an employment agreement with our CEO or CFO. Furthermore, we do not currently have severance plans or policies applicable to our executive officers. In August of 2005, we granted to our CEO an option to purchase 250,000 shares of our common stock at a price of $13.83 per share. The option vests ratably over the five year anniversaries from the date of grant. The stock option agreement provides that in the event our CEO is employed by us or one of our subsidiaries when we experience a change in control, all outstanding and unvested options granted under the agreement will become fully vested and exercisable immediately upon consummation of that change in control. “Change in control” means a “change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined for purposes of section 409A of the Internal Revenue Code.

GRANTS OF PLAN-BASED AWARDS FOR 2006

The following table sets forth information about equity awards granted to our named executive officers during 2006.

		Estimated Future Payouts			Estimated Future Payouts			All Other Stock Awards:	All Other Option Awards:	Exercise or	Fair Value
		Under Non-Equity			Under Equity			Number of	Number of	Base Price	of Stock
		Incentive Plan Awards			Incentive Plan Awards			Shares of	Securities	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units(#)	Options(#)	($/Sh)	($)

John I. Hill*	1/31/06	—	—	—	—	—	—	100,000	—	—	1,425,000

*                      On January 31, 2006, we granted Mr. Hill 100,000 restricted shares of our Common Stock under our 2004 Omnibus Stock Plan. The 100,000 shares of restricted stock vest ratably on each of the first eight anniversaries of October 27, 2005. Dividends are paid on the restricted stock but are held in trust pending the vesting of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2006

The following table sets forth information about outstanding stock options and restricted stock held by our named executive officers as of December 31, 2006.

						Stock Awards
									Equity
									Incentive
									Plan
	Option Awards							Equity	Awards:
			Equity					Incentive	Market
			Incentive					Plan Awards:	or Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares	Shares	Shares, Units,	Shares, Units,
	Underlying	Underlying	Underlying			or Units of	or Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options(#)	Options(#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options(#)	Price ($)	Date	Vested(#)	Vested ($)(1)	Vested (#)	Vested
Kenneth E. Compton(2)	50,000	200,000	—	13.83	8/26/2015
Kenneth E. Compton(3)	87,500	612,500	—	12.11	10/27/2015
Kenneth E. Compton(4)						218,750(3)	3,204,688	—	—
John I. Hill(5)	31,250	218,750	—	12.11	10/27/2015
John I. Hill(6)						87,500	1,281,875	—	—
John I. Hill(7)						22,222	325,552	—	—

(1)                Based on the closing market price of our common stock on December 29, 2006, the last day of our 2006 fiscal year, of $14.65 per share.

(2)                On August 26, 2005, we granted to Mr. Compton an option to purchase 250,000 shares of our common stock at a price of $13.83 per share. The option vests ratably over a period of five years from the date of grant.

(3)                On October 27, 2005, we granted to Mr. Compton an option to purchase 700,000 shares of our common stock at a price of $12.11 per share. The option vests ratably over a period of eight years from the date of grant.

(4)                On October 27, 2005, we granted to Mr. Compton 250,000 restricted shares of our common stock. The 250,000 shares of restricted stock vests ratably over a period of eight years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

(5)                On October 27, 2005, we granted to Mr. Hill an option to purchase 250,000 shares of our common stock at a price of $12.11 per share. The option vests ratably over a period of eight years from the date of grant.

(6)                On January 31, 2006, we granted to Mr. Hill 100,000 restricted shares of our common stock. The stock vests ratably over a period of eight years on each of the first eight anniversaries of October 27, 2005. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

(7)                Concurrently with our initial public offering in 2004, we granted restricted shares of our common stock under our 2004 Omnibus Stock Plan to Mr. Hill. Based on the initial public offering price of $15, the grant resulted in the issuance of 66,666 shares of restricted common stock to Mr. Hill. This restricted stock vests ratably over a three-year period from the date of grant. A total of 44,444 shares from this issuance was vested as of December 31, 2006. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

OPTION EXERCISES AND STOCK VESTED FOR 2006

The following table sets forth information about the exercise of stock options and vesting of restricted stock held by our named executive officers during 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
Kenneth E. Compton	—	—	31,250	467,188
John I. Hill	—	—	22,222	325,997
John I. Hill	—	—	12,500	186,875

DIRECTOR COMPENSATION FOR 2006

The following table summarizes the compensation we paid to members of our Board of Directors for the fiscal year ended December 31, 2006.

					Changes In Pension Value and Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)	($)	($)	($)	($)	($)
George D. Johnson, Jr(3)	—	—	—	—	—	—	—
William M. Webster IV(3)	—	—	—	—	—	—	—
Stephen K. Benjamin	70,000	10,000	—	—	—	—	80,000
Robert H. Chapman, III(4)	12,500	77,514	—	—	—	—	90,014
Thomas E. Hannah	80,000	10,000	—	—	—	—	90,000
Donovan A. Langford, III	71,000	—	—	—	—	—	71,000
W. Olin Nisbet	82,000	10,000	—	—	—	—	92,000

(1)             Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R) and thus includes amounts from awards granted in and prior to 2006.

(2)             Effective upon the closing of our initial public offering in 2004, we granted 2,000 restricted shares of our Common Stock under the 2004 Omnibus Stock Plan to each of our then non-employee director, other than Mr. Johnson. This restricted stock grant generally vests ratably over a three-year period from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. Mr. Langford did not then serve as a director and Mr. Webster was our President at the time of our initial public offering. As of December 31, 2006, each of our directors held the following number of unvested restricted shares of our Common Stock:  George D. Johnson, Jr.: 0 restricted shares; William M. Webster IV: 0 restricted shares; Stephen K. Benjamin: 667 restricted shares; Robert H. Chapman, III: 667 restricted shares; Thomas E. Hannah: 667 restricted shares;  Donovan A. Langford, III: 0 restricted shares; W. Olin Nisbet: 667 restricted shares.

(3)             Neither Mr. Johnson nor Mr. Webster receives director compensation for their service on our Board of Directors.

(4)             Pursuant to our Policy Regarding Receipt of Company Stock in Lieu of Cash Director’s Fees described below, Mr. Chapman elected to receive shares of the Company’s Common Stock in lieu of the director fees payable to him in cash, beginning in the second quarter of 2006. In connection with this election, Mr. Chapman received a total of 4,436 shares of the Company’s Common Stock for Board services rendered in 2006. The Stock Awards column reflects the dollar amount of these shares recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with GAAP.

Our non-employee Directors, other than Mr. Johnson and Mr. Webster, are entitled to receive $70,000 per year and $1,000 for any meeting of the Board or a committee of the Board that they attend.

The yearly fee was increased from $50,000 per year as of July 1, 2006. We reimburse all of our Directors for out-of-pocket expenses incurred to attend Board and committee meetings. Under our Policy Regarding Receipt of Company Stock in Lieu of Cash Director’s Fees adopted by our Board of Directors on February 17, 2006, our non-employee Directors, other than Mr. Johnson and Mr. Webster, may elect to receive all the cash director fees payable to them in the form of shares of our Common Stock. The number of shares of Common Stock payable to any such Director is equal to the amount of cash fees payable divided by the average of the highest and lowest reported sales price per share of our Common Stock on the fifth trading day prior to the payment date. During 2006, Mr. Chapman was the only Director who elected to receive his director fees in the form of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and Directors, and any other person who owns more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. They also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of the forms we received, we note that Mr. Chapman filed one late report, and we believe that all other filing requirements were complied with during 2006.

Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2006. All outstanding awards relate to our Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	580,000	$13.21	3,330,956
Equity compensation plans not approved by stockholders*	700,000	$12.11	—
Total	1,280,000	$12.61	3,330,956

*                    In October 2005, Kenneth E. Compton was granted 250,000 shares of restricted Common Stock and nonqualified stock options to purchase 700,000 shares of Common Stock in connection with his agreement to become our President and Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 13 of this Proxy Statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

Robert H. Chapman, III
Thomas E. Hannah
W. Olin Nisbet

CERTAIN TRANSACTIONS

Transactions With Related Persons

We have operating leases for three of our cash advance centers, warehouse space, and office space from companies controlled by or affiliated with Mr. Johnson, the Chairman of our Board of Directors and a beneficial owner of more than 5% of our outstanding stock, and members of his family. Total lease payments and related expenses for these leases were approximately $109,000 in 2006 and will amount to approximately $267,000 for the period from January 1, 2006 until the expiration of these leases (the “Lease Period”). The interest of Mr. Johnson (including members of his family) in these lease payments was approximately $104,000 in 2006 and is expected to be approximately $214,000 for the Lease Period. The average monthly rent for the cash advance centers is approximately the same as for centers leased from third parties. It is our opinion that the terms of the warehouse and office space leases are at least comparable to those that could be obtained from unaffiliated parties.

We also lease airplane hangar space from an entity owned by Mr. Johnson. The hangar lease payments to that entity totaled approximately $54,000 in 2006 and will amount to approximately $157,000 for the period from January 1, 2006 until the expiration of the lease (the “Hangar Lease Period”). The interest of Mr. Johnson (including members of his family) in these lease payments was approximately $54,000 in 2006 and is expected to be approximately $157,000 for the Hangar Lease Period.

During 2006, we periodically leased, on an hourly basis, an airplane owned by a company controlled by Mr. Johnson. Additionally, a company owned by Mr. Johnson provided fuel, maintenance, and other operating services for our aircraft. We paid approximately $95,000 for the use of the airplane and approximately $91,000 for the fuel, maintenace, and other related services in 2006. The interest of Mr. Johnson (including members of his family) in the airplane leases, fuel, maintenance, and services payments was approximately $129,000 in 2006.

Mr. Johnson has a brother who is a partner of a law firm that provided us certain routine legal services. We provided approximately $64,000 for these legal services in 2006.

Finally, under a time-sharing arrangement, Mr. Johnson and Mr. Webster have used our aircraft for private purposes in exchange for our use of an identical aircraft owned by a company owned by Mr. Johnson and Mr. Webster. For the year ended December 31, 2006, the value of our use of the aircraft owned by Mr. Johnson and Mr. Webster exceeded the value of Mr. Johnson and Mr. Webster’s use of our aircraft by approximately $31,000. This liability is included in accrued liabilities in our consolidated balance sheet at December 31, 2006. We also paid that company and a company owned by Mr. Webster approximately $11,000 for certain pilot and usage costs in 2006. The interest of Mr. Johnson in those payments was approximately $5,000 in 2006 and Mr. Webster’s interest in those payments was approximately $6,000 in 2006.

Review, Approval, or Ratification of Transactions with Related Persons

Our Audit Committee reviews related party transactions and makes recommendations to the Board regarding approval or rejection of related party transactions. Our Board of Directors generally approves all related party transactions prior to us entering into the transaction.

HOUSEHOLDING INFORMATION

As permitted by the rules of the Securities and Exchange Commission, we will deliver only one annual report and proxy statement to multiple shareholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. We will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered stockholders wishing to receive a separate annual report or proxy statement in the future or registered stockholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact our transfer agent:

National City Bank
Shareholder Services Operations
PO Box 94980
Locator 01-5352
Cleveland OH 44101-4980
Toll-free phone number 800-622-6757
email: Shareholder.Inquiries@NationalCity.com

SOLICITATION OF PROXIES

We will pay the expenses of the preparation of the proxy materials and the solicitation of proxies by our Board of Directors. Proxies may be solicited on our behalf in person or by telephone, e-mail, facsimile, or other electronic means by our Directors, officers, or employees, who will not be separately compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them, and we have engaged The Altman Group to coordinate that solicitation for a fee of approximately $1,500 plus expenses. The entire cost of the solicitation by our Board of Directors will be borne by us.

SUBMITTING YOUR PROPOSALS FOR THE 2007 ANNUAL MEETING

According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2007 annual meeting of stockholders, you must do so no later than December 14, 2007. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you properly to bring any business before any meeting of stockholders, including nominations for the election of Directors, you must provide written notice delivered to or mailed to and received by the Secretary of the Company at our principal offices not less than 90 days nor more than 120 days prior to anniversary date of the immediately preceding Annual Meeting of Stockholders. In the event that the Annual Meeting is called for a date that is not within 30 days before or after the anniversary date, your notice, in order to be timely, must be received by us no later than the close of business on the tenth (10th) day following the day on which we mailed our notice of the Annual Meeting or gave other disclosure of the meeting date.

GENERAL

It is important that your proxy be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to mark, date, sign, and return without delay your proxy card in the enclosed addressed envelope.

By Order of the Board of Directors

Leigh Anna Hollis
Secretary

ADVANCE AMERICA,
CASH ADVANCE CENTERS, INC.
c/o National City Bank Shareholder Services Operations Locator 5352 P.O. Box 94509 Cleveland, OH 44101-4509

Proxy card must be signed and dated below.
ò   Please fold and detach card at perforation before mailing.   ò

Advance America, Cash Advance Centers, Inc.	Proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 24, 2007.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting Of Stockholders, a Proxy Statement dated April 12, 2007, and the Annual Report to Stockholders, and hereby appoints George D. Johnson, Jr. and William M. Webster IV as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of Advance America, Cash Advance Centers, Inc. held of record by the undersigned on March 30, 2007, at the Annual Meeting of Stockholders to be held on May 24, 2007, and at any adjournment thereof.

Signature

Signature If Held Jointly

Date:	, 2007.

Please sign exactly as shown hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of

Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ò   Please fold and detach card at perforation before mailing.   ò

Advance America, Cash Advance Centers, Inc.	Proxy

This Proxy will be voted in accordance with specifications made. If no choices are indicated, this Proxy will be voted FOR the election of all of the Nominees and FOR Item 2. The Board of Directors recommends a vote FOR the Nominees listed and FOR the proposal to ratify the action of the Audit Committee in appointing PricewaterhouseCoopers LLP.

1.	ELECTION OF DIRECTORS
	Nominees:	(1) George D. Johnson, Jr.	(2) William M. Webster IV	(3) Stephen K. Benjamin	(4) Robert H. Chapman, III
		(5) Kenneth E. Compton	(6) Thomas E. Hannah	(7) Donovan A. Langford, III	(8) W. Olin Nisbet
	☐	FOR all nominees listed above.	☐	WITHHOLD AUTHORITY
		(except as listed to the contrary below)		to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent auditors for the Company in 2007.
	☐	FOR ☐	AGAINST ☐	ABSTAIN

3.	In their discretion, on such other business as may properly come before the meeting.

☐	Check here if you plan to attend the Annual Meeting

IMPORTANT—TO BE SIGNED AND DATED ON THE REVERSE SIDE